August 4, 2014

FSP Galleria North Corp. Liquidating Trust

On June 19, 2014, the property owned by FSP Galleria North Corp. (the "Company") in Dallas, Texas was sold to a third party for a gross sale price of $86,000,000. On June 20, 2014, the Company filed its certificate of dissolution with the Secretary of State of the State of Delaware, pursuant to the plan of dissolution previously approved by the Board of Directors and stockholders of the Company (the “Plan of Dissolution”). The Plan of Dissolution was described in the information statement dated May 9, 2014 and mailed to all holders of preferred stock in the Company on or about May 16, 2014 (the “Information Statement”). The certificate of dissolution became effective as of the close of business on June 20, 2014, at which time the Company’s stock transfer books were closed. Since the filing of the certificate of dissolution, the Company has been winding up its business in accordance with the Plan of Dissolution. The Information Statement can be accessed on the SEC’s website via the link below:

http://www.sec.gov/Archives/edgar/data/1310157/000117152014000344/eps5636.htm

In accordance with the Plan of Dissolution, on June 20, 2014, the Company transferred all of its assets to FSP Galleria North Corp. Liquidating Trust (the “Trust”) and the Trust assumed all of the Company’s obligations and liabilities. The assets transferred to the Liquidating Trust included the net proceeds from the sale of the property and any free cash remaining in the Company’s operating accounts. On July 3, 2014, the Trust made an initial liquidating distribution in the amount of $80,000 per share of preferred stock to holders of record as of the close of business on June 20, 2014, who are deemed to be beneficiaries (the “Beneficiaries”) of the Trust.

Pursuant to Delaware law, the Trust has retained the reserves (the “Reserves”) deemed necessary to settle its outstanding obligations and to fund future expenses in connection with carrying out the Plan of Dissolution, and anticipates making one or more future liquidating distributions to the Beneficiaries to the extent it determines there are excess funds to make further distributions. As disclosed in the Information Statement, Delaware law requires that the Company continue to exist for at least a three-year period to wind up its activities. During that time, we anticipate that the Trust will make one or more additional liquidating distributions to the Beneficiaries in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

The table below shows the calculation of the liquidation value per share, which was used to determine the amount that will be reported on your 2014 IRS Form 1099-DIV that you will receive under separate cover. Stockholders are urged to consult their own tax advisors as to the specific tax consequences of the dissolution, including the applicable, federal, state, local and foreign tax consequences, in light of their particular circumstances.

Calculation of Liquidation Value:
Sales price	$86,000,000
Customary closing costs & adjustments	(2,428,799)
Payoff secured line of credit & accrued interest	(13,915,748)
Net operating assets	1,067,333
Liquidation Value	$70,722,786

Shares:
Preferred Shares	860
Common Share liquidation equivalent	—
860

Liquidation Value per Preferred Share (1)	$82,236

Notes:

(1) The liquidation value per Preferred Share in the above table was rounded up to the nearest dollar. The actual amount per Preferred Share that will be reported on your 2014 IRS Form 1099-DIV that you will receive under separate cover will be $82,235.80.

The next table shows the components of the liquidation value, including the Reserves, in the aggregate and per share, with some notes describing the components.

	In The	Amount
Components of Liquidation Value:	Aggregate	Per Share

Initial Preferred Share distribution	$68,800,000	$80,000
Escrow required by purchase and sale agreement (1)	860,000	1,000
Reserves	1,062,786	1,236
Liquidation Value	$70,722,786	$82,236

Notes:

(1) The purchase and sale agreement required the Company to deposit $860,000 in an escrow account held by the title company for a period of nine months from the closing date as security for any claim made by the buyer for breach of any the Company’s representations in the purchase and sale agreement. We anticipate that all of these funds will be returned to the Trust on or about March 19, 2015 and be available for one or more additional liquidating distributions to the Beneficiaries in amounts and on dates to be determined. However, there can be no assurance all or any portion of these funds will be returned to the Trust or that there will be sufficient funds available to make any such future liquidating distributions.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

/s/ Janet P. Notopoulos

Janet P. Notopoulos

President – FSP Property Management LLC, in its capacity as Trustee of FSP Galleria North Corp. Liquidating Trust

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes in government regulations, geopolitical events, unanticipated tax consequences, unanticipated claims and expenses, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.